Exhibit 99.1

FOR IMMEDIATE RELEASE

ICO CLOSES $40 MILLION WORKING CAPITAL FACILITY

Company Receives FCC Approval for Milestone Extension

ICO G1 Satellite Is On Stand and Ready for April 14 Launch

RESTON, Va., (Marketwire) April 7, 2008 - ICO Global Communications (Holdings) Limited (ICO) (NASDAQ: ICOG) today announced that its subsidiary, ICO North America, Inc., has closed on the funding of its recently announced $40 million working capital facility agreement. The facility was arranged by Jefferies Finance LLC, an affiliate of Jefferies and Company, and was funded by several major lenders on the terms and conditions previously announced.

ICO also announced two major developments related to the launch of the ICO G1 satellite. On April 2, the Federal Communications Commission (FCC) granted ICO its request for a milestone extension reflecting the planned launch date of the ICO G1 satellite. Under the revised milestones, ICO is to launch the satellite by April 15, 2008, and certify the mobile satellite services systems operational by May 15, 2008. Copies of the April 2 FCC orders can be found on www.ico.com.

Also on April 2, the ICO G1 satellite was mated to its launch vehicle, an Atlas V, and final preparations are underway for its launch on April 14, 2008 from Cape Canaveral, Florida. The ICO G1 spacecraft was constructed by Space Systems/Loral, the Atlas V launch vehicle was constructed by Lockheed Martin Commercial Launch Services, and United Launch Alliance is the launch provider for the ICO G1 mission.

“A week from today we will launch one of the largest commercial satellites ever built,” commented Tim Bryan, chief executive officer of ICO. “With today’s closing of our $40 million working capital facility, coupled with last week’s positive FCC action on our milestone extension request, we have the momentum we need to forge ahead in delivering an exciting new generation of mobile interactive services.”

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities. ICO is deploying a mobile interactive media service known as ICO mim™.  ICO mim will combine ICO’s unique interactive satellite capability with nationwide coverage to deliver a new level of navigation, enhanced roadside assistance and the ultimate mobile video experience, including 10-15 live channels of premium television content.  ICO mim will utilize the DVB-SH worldwide standard for mobile video services. ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the timing of the launch of ICO’s G1 satellite, as well ICO’s plans to offer a new generation of mobile interactive services. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expected results, including the potential for further launch delays. More information about risks is contained in ICO's most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:

Christopher Doherty
ICO
703-964-1414
christopher.doherty@ico.com

# # #

PHOTO 1 CAPTION: The ICO G1 satellite was installed atop its Atlas V launch vehicle at Cape Canaveral, Florida on April 2, 2008 (photo courtesy of United Launch Alliance/Lockheed Martin Commercial Launch Services).